SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the
       Securities Exchange Act of 1934
         (Amendment No.              )

Filed by the Registrant   X
Filed by a Party other than the Registrant

check the appropriate box:
     Preliminary Proxy Statement
X    Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to section 14a-11(c) or section 14a-12 Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                     Immunomedics, Inc.
_________________________________________________________________
        (Name of Registrant as Specified In Its Charter)

_______________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

X    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.
     $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

                 IMMUNOMEDICS, INC.
                 300 American Road
          Morris Plains, New Jersey 07950
               ____________________

     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
               ____________________

                 November 8, 1995


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stock-holders of IMMUNOMEDICS, INC. (the "Company") will be held at the Company's offices at 300 American Road, Morris Plains, New Jersey 07950, on Wednesday, November 8, 1995, at 10:00 a.m., for the following purposes:

     1.   To elect seven Directors;

     2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1996; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on October 3, 1995 as the record date for determining all stockholders entitled to receive notice of the Annual Meeting and to vote at such meeting or any adjournment or adjournments thereof.

     The Board of Directors appreciates and welcomes stockholder participation in the Company's affairs. Whether or not you plan to attend the Annual Meeting, please vote by completing, signing and dating the enclosed proxy and returning it promptly to the Company in the enclosed self-addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                         By Order of the Board of Directors,



                         AMY FACTOR,
                         Secretary


October 10, 1995

                 IMMUNOMEDICS, INC.
                 300 American Road
          Morris Plains, New Jersey 07950
              _______________________

                  PROXY STATEMENT
              _______________________

          ANNUAL MEETING OF STOCKHOLDERS

                 NOVEMBER 8, 1995

General Information

     This Proxy Statement is furnished to the stockholders of Immuno-medics, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company to be held on November 8, 1995, and any adjournment or adjournments thereof (the "Annual Meeting"). A copy of the notice of meeting, the Company's Annual Report for the fiscal year ended June 30, 1995 and form of proxy accompany this Proxy Statement and are being sent to stockholders on or about October 10, 1995.

     Only stockholders of record at the close of business on October 3, 1995, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were issued and outstanding 32,727,749 shares of the Company's Common Stock, par value
$.01 per share (the "Common Stock"). Each share of Common Stock entitles the holder to one vote with respect to each of the matters to be voted upon at the Annual Meeting. The Common Stock is the only class of outstanding securities of the Company entitled to vote at the Annual Meeting.

     Presence in person or by proxy of the holders of 16,363,875 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, the affirmative vote of the holders of at least a majority of votes present and entitled to be cast at the Annual Meeting is required for
(i) the election of Directors, (ii) the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the current fiscal year, and
(iii) except as otherwise required by Delaware Law or the Company's
Certificate of Incorporation, any other matters that properly come before the meeting.

     If a proxy in the accompanying form is properly executed and returned, the shares represented thereby will be voted as instructed in the proxy. If no instructions are given, the persons named in the proxy intend to vote in favor of the nominees for election as Directors as set forth below, and in favor of the ratification of the selection of KPMG Peat Marwick LLP as independent auditors for the current fiscal year.

     Each proxy granted may be revoked by the person granting it at any time (i) by giving written notice to such effect to the Secretary of the Company, (ii) by execution and delivery of a proxy bearing a later date, or
(iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

                ELECTION OF DIRECTORS

Nominees

     The Certificate of Incorporation of the Company provides that the number of Directors of the Company shall be fixed by resolution of the Board of Directors. Such number currently has been fixed at seven persons. At the Annual Meeting, seven persons will be elected to the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualify. The persons named as proxies in the accompanying proxy intend to vote FOR these nominees of the Board of Directors or, if any of the nominees should be unable to serve, for such substitute nominee(s) as the Board of Directors then may propose.

     The following table sets forth information about the nominees, each of whom is currently serving as a Director of the Company.

                                                       Year First
                                                       Elected to
                              Positions                Board of
Name                     Age  with the Company         Directors
-----------------------  ---  -----------------------  ----------
David M. Goldenberg       57  Chairman of the Board,      1982
                              Chief Executive Officer,
                              Director (1)
Albert D. Angel           58  Director (3)(5)             1993
A. E. Cohen               59  Director (1)(3)(6)          1992
Marvin E. Jaffe           59  Director (2)(5)             1994
Richard R. Pivirotto      65  Director (2)(4)(6)          1991
Warren W. Rosenthal       72  Director (2)(3)(4)(6)       1983
Richard C. Williams       52  Director (1)(2)(3)(4)(5)    1993
________________
(1) Executive Committee member
(2) Audit Committee member
(3) Compensation Committee member
(4) Finance Committee member
(5) Research Review Committee member
(6) Governance and Nominating Committee member

              _______________________

     Each current Director  was elected as such at the  Annual Meeting
held on November 2, 1994.    No family relationship exists among the
Directors of the Company or between any of such persons and the executive officers of the Company.

     Dr. David M. Goldenberg was the founder of the Company in July
1982 and, since that time, has been Chairman of the Board of the Company. Dr. Goldenberg has served as Chief Executive Officer since February 1994 and also served as Chief Executive Officer of the Company from July 1982 through July 1992. Dr. Goldenberg was Professor of Pathology at the University of Kentucky Medical Center from 1973 until 1983 and Director of such University's Division of Experimental Pathology from 1976 until 1983. From 1975 to 1980, he also served as Executive Director of the

Ephraim McDowell Community Cancer Network, Inc., and from 1978 to
1980 he was President of the Ephraim McDowell Cancer Research
Foundation, Inc., both in Lexington, Kentucky. Dr. Goldenberg is a graduate of the University of Chicago College and Division of Biological Sciences
(S.B.), the University of Erlangen-Nuremberg (Germany) Faculty of Natural Sciences (Sc.D.), and the University of Heidelberg (Germany) School of
Medicine (M.D.). He has written or co-authored more than 800 articles, book chapters and abstracts on cancer research, detection and treatment, and has researched and written extensively in the area of radioimmunodetection using radiolabeled antibodies. In addition to his employment with the Company, Dr. Goldenberg is President of The Center for Molecular Medicine and
Immunology ("CMMI"), an independent not-for-profit research center, and its clinical unit, the Garden State Cancer Center. He also holds the positions of Adjunct Professor of Surgery with The University of Medicine and
Dentistry of New Jersey, (New Jersey Medical School), and Adjunct
Professor of Microbiology and Immunology with the New York Medical
College in Valhalla, N.Y. In 1985 and again in 1992, Dr. Goldenberg received an "Outstanding Investigator" grant award from the National Cancer Institute for his work in radioimmunodetection and, in 1986, he received the New Jersey Pride Award in Science and Technology. Dr. Goldenberg was honored as the ninth Herz Lecturer of the Tel Aviv University Faculty of Life Sciences. In addition, Dr. Goldenberg received the 1991 Mayneord 3M
Award and Lectureship of the British Institute of Radiology for his contributions to the development of radiolabeled monocolonal antibodies used in the imaging and treatment of cancer. He was also named the co-recipient of the 1994 Abbott Award by the International Society for Oncodevelopmental Biology and Medicine.

     Albert D. Angel is currently President of Angel Consulting, a management consulting firm in Short Hills, New Jersey, and serves on the Board of Directors of Medco Research, a company focused on developing products for cardiovascular diseases and for cancer diagnosis and treatment. He is a former President of The Merck Company Foundation and was also
Vice President, Public Affairs, of Merck & Co., Inc. from September 1985 until December 1993. Mr. Angel joined Merck in 1967, serving initially in various legal counsel positions and later as Vice President of Merck Sharp & Dohme-Europe. Prior to joining Merck, Mr. Angel was an attorney at Hughes Hubbard Blair & Reed, and received his LL.B. from Yale Law
School in 1960.

     A. E. Cohen held several key managerial positions during his 34-year career with Merck & Co., Inc., including President of Merck Sharp & Dohme International through 1988, and Senior Vice President of Merck & Co., Inc.
until January 1992.   Mr. Cohen also serves as a Director of Akzo Nobel
N.V., a Netherlands conglomerate, Agouron Pharmaceuticals, Inc., a biotechnology company developing cancer therapy products, Teva Pharmaceutical Industries, Ltd., an international pharmaceutical company, Fountain Pharmaceuticals, Inc., a pharmaceutical company developing unique drug delivery systems, Vasomedical, Inc., a biomedical research and development company, MacroChem Corporation, a biotechnology company developing and licensing transdermal drug-delivery compounds, Neurobiological Technologies, Inc., an emerging pharmaceutical research and development company, and OncoRx, Inc., a company engaged in the research and development of products for the treatment of cancer and cancer-related disorders.

     Dr. Marvin E. Jaffe is a consultant to the health care industry. From August 1988 until March 1994 he was president of the RW Johnson
Pharmaceutical Research Institute, where he was responsible for the global research and development activities of a group of Johnson & Johnson companies including Ortho and McNeil Pharmaceutical, Ortho Biotech and
Cilag. Prior to joining Johnson & Johnson, Dr. Jaffe held senior positions in drug development at Merck & Co., Inc. He also serves as a Director of Chiroscience, plc., a pharmaceutical company developing chemical isomers.

     Richard R. Pivirotto is currently the President of Richard R. Pivirotto Company, Inc., a management consulting firm in Greenwich, Connecticut.
Prior thereto, until 1981, Mr. Pivirotto had served as President and Chairman of Associated Dry Goods Corp., a chain of retail department stores, of which he also served as a Director until 1986. Mr. Pivirotto also serves as a member of the Board of Directors of General American Investors Company,
Inc., the Gillette Company, The New York Life Insurance Company and Westinghouse Electric Corp. Mr. Pivirotto serves as Chairman and Trustee of Greenwich Hospital Corp., a Trustee Emeritus of Princeton University, as well as a Trustee of General Theological Seminary. Mr. Pivirotto was a Trustee of The Center for Molecular Medicine and Immunology from
September 1989 until October 1991.

     Warren W. Rosenthal has been a private investor since 1989. Mr. Rosenthal was Chairman of the Board of Directors of Jerrico, Inc., a food service company, for more than five years prior thereto. Mr. Rosenthal is a Director of KU Energy Corporation and Studio Plus, Inc.

     Richard C. Williams is the President and Chief Executive Officer of Conner-Thoele Limited, a financial and strategic advisory firm serving the health care and pharmaceutical industries, and is Chairman of the Board of Medco Research, a company focused on developing products for cardiovascular diseases and for cancer diagnosis and treatment. He also serves on the Advisory Board of Amoco Technology Center. In addition to other positions, Mr. Williams served as Chief Financial Officer of Erbamont, N.V. from November 1983 until February 1989, and prior thereto served as Vice President of Finance at Abbott International, Ltd.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees named herein.

Additional Information with respect to the Board of Directors and its Committees

     During the fiscal year ended June 30, 1995, the Board of Directors met fifteen times. There are six standing committees of the Board of Directors which are described below. During the fiscal year ended June 30, 1995, each Director attended at least 80 % of the aggregate of (i) all Board meetings, and (ii) all Committee meetings of which he was a member.

     The Executive Committee has all the power and authority to act on behalf of the Board of Directors, to the extent permitted under Delaware law, in all matters not designated to other committees. Principal functions of the other standing committees of the Board of Directors are summarized below:

     The Audit Committee reviews the audited financial statements of the Company, reviews with the Company's independent auditors the scope and results of the audit engagement and recommends to the Board of Directors the employment and termination of such auditors. During the fiscal year ended June 30, 1995, the Audit Committee held five meetings.

     The Compensation Committee administers and interprets the Company's 1983 and 1992 Stock Option Plans, approves options granted thereunder and reviews standards and policies for compensation and fringe benefit programs for the Company's employees (see "Executive
Compensation and Certain Relationships"). During the fiscal year ended June 30, 1995, the Compensation Committee held six meetings.

     The Finance Committee investigates new sources of capital and oversees decisions regarding investment of the Company's funds. During the fiscal year ended June 30, 1995, the Finance Committee held four meetings.

     The Research Review Committee reviews research initiatives of the Company and administers the Company's obligations under an agreement with CMMI concerning the allocation of research projects. During the fiscal year ended June 30, 1995, the Research Review Committee held four meetings.

     The Governance and Nominating Committee considers and
recommends to the Board of Directors candidates for nomination to the
Board of Directors.   During the fiscal year ended June 30, 1995, the
Governance and Nominating Committee held one meeting.

     The Company pays each of its non-employee Directors an annual fee of $5,000, plus a per diem allowance of $1,000 for attendance at meetings and committees thereof, and $500 per telephone conference. Directors are also reimbursed for their out-of-pocket expenses incurred in attending such meetings. In addition, in accordance with the terms of the Company's 1992 Stock Option Plan, each non-employee Director receives an annual option on the first business day in July 1 to purchase 10,000 shares of the Company's Common Stock at the then-prevailing market price. Mr. Angel and Dr. Jaffe were also retained as consultants by the Company during fiscal year 1995 and were paid quarterly fees of $1,250 plus a per-diem of $1,000. Mr. Angel was paid a total of $9,750 and Dr. Jaffe $5,750 for services rendered during fiscal year 1995.

Compliance with Section 16(a) of the Exchange Act

     Dr. Marvin E. Jaffe, a Director of the Company, inadvertently filed a delinquent Form 3 upon becoming a Director in July 1994 and was late in filing his Form 5 for fiscal year 1995 reporting the grant of options.

   SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of October 3, 1995, information regarding the beneficial ownership of the Company's Common Stock (i) by each Director, (ii) by each Executive Officer listed in the Summary Compensation Table, (iii) by all Directors and current Executive Officers as a group (eleven persons), and (iv) by each person or group known by the Company to own beneficially in excess of five percent of the Common Stock:

                                   Number of Shares       Percent of
     Name(1)                       of Common Stock          Class
______________________________     ________________       __________
David M. Goldenberg                 12,647,904(2)            38.6%
Albert D. Angel                          7,500(3)              *
A. E. Cohen                             46,500(4)              *
Marvin E. Jaffe                          2,700(3)              *
Richard R. Pivirotto                    55,000(3)              *
Warren W. Rosenthal                    258,020(5)              *
Richard C. Williams                      7,500(3)              *
Amy Factor                              42,500(3)              *
Hans J. Hansen                           3,750(3)              *
Carl M. Pinsky                          50,000(3)              *
David M. Stack                               0(7)             --
Hildegard Goldenberg                 1,681,500(8)             5.1%
Deborah Goldenberg                   2,344,784(9)             7.2%
Eva Goldenberg                       2,344,784(8)             7.2%
All Directors and Executive
   Officers as a group              13,121,374(10)           39.6%


  (1) Unless otherwise noted, the stockholders identified in this table have sole voting and investment power. The address of each stockholder (other than Hildegard Goldenberg) is c/o Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and the Company and upon questionnaires submitted by such persons to the Company in connection with the preparation of this Proxy Statement.

  (2) Consists of 8,671,412 shares held by Dr. Goldenberg, 307,692 shares held by the David M. Goldenberg 1989 Trust Agreement, 200,000 shares held by Escalon Corp., a company wholly-owned by Dr. Goldenberg, Hildegard Goldenberg and certain family members ("Escalon"), and 3,468,800 shares as to which Dr. Goldenberg has the right to vote pursuant to a power of attorney (see note 8 below).

  (3) Represents shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain
     Relationships").

  (4) Includes 45,000 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

  (5) Includes 2,500 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

  (6) Includes 197,000 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof (see "Executive Compensation and Certain Relationships").

  (7) Mr. Stack was Vice President, Business Development and Marketing, until May 5, 1995.

  (8) Consists of 1,173,808 shares held by Hildegard Goldenberg, 864,700 shares held by Mrs. Goldenberg as custodian under the Uniform Gifts to Minors Act for the benefit of her minor child, 307,692 shares held by the Hildegard Goldenberg 1989 Trust Agreement, and 200,000 shares held by Escalon. Ms. Goldenberg's address is 55 Talbot Ct., Short Hills, NJ 07078.

  (9) Consists of 874,700 shares held directly, 615,384 shares held by the David M. Goldenberg 1989 Trust Agreement and the Hildegard Goldenberg 1989 Trust Agreement, of which trusts Deborah Goldenberg and Eva Goldenberg are trustees, 854,700 shares held by Deborah Goldenberg and Eva Goldenberg as trustees under trust for the benefit of Denis C.
     Goldenberg.   Deborah and Eva Goldenberg have each signed a power of
     attorney granting Dr. Goldenberg the right to vote the shares held by them in their individual capapcity.

 (10) Includes 410,750 shares which may be acquired upon the exercise of options which are presently exercisable or will become exercisable within 60 days of the date hereof..

  (*)  Less than 1%.

     The Company does not know of any arrangements, including a pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.


        EXECUTIVE COMPENSATION AND CERTAIN RELATIONSHIPS

Compensation Committee Report

     The material in this report and in the performance graph is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Compensation Committee Responsibilities

     The Company's compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), comprised of four non-employee Directors. All actions of the Committee are presented to the Board of Directors for ratification. The Committee reviews and determines the salaries for corporate officers and key employees and reviews and determines, by grade levels, employees who are eligible to participate in the Company's incentive compensation plans. The Committee also oversees management of the Company's 1992 Stock Option Plan, including the granting and certain terms of stock options, and all other compensation and benefit plans. The Committee oversees salary grade administration for the entire Company, which is used for establishing merit increases and starting salaries for new employees and is the basis for compensation reviews for all officers of the Company, including the Chief Executive Officer. When deemed appropriate, the Committee also consults with independent outside advisors for guidance on executive compensation issues.

Compensation Policies

     The primary objective of the Company's compensation program is to offer competitive compensation packages to attract, retain and motivate Company employees. To achieve this objective, industry and regional compensation surveys are used to help ensure that the Company's salary structure is competitive with other biopharmaceutical companies of comparable size and stage of development, both within and outside of the Company's geographical area. These surveys, in conjunction with the Company's overall financial condition, are also used in the process of determining annual merit increases for all employees.

     The Company's compensation program currently consists of an annual base salary, in certain select instances cash bonuses and, for employees at manager level and above, annual awards of stock options. Initially, when an executive is hired, a compensation package is developed based on the qualifications and experience the individual brings to the Company. In certain instances, the Company cannot match the cash compensation offered by large pharmaceutical companies and larger biopharmaceutical companies and, therefore, supplements salary with sizable grants of stock options. In addition, annual grants of stock options are awarded based on the individual's and the Company's performance. The Company believes that this granting of stock options provides an opportunity for financial rewards not offered, either generally or to the same extent, in larger, more mature companies. However, these options will only be of real value if the Company is successful in achieving its business objectives, thereby increasing stockholder value. Consequently, the employee's financial rewards are closely aligned with the Company's performance and the value created for stockholders.

     Each year the employee receives an appraisal assessing the extent to which pre-established individual goals have been achieved and the extent to which the individual contributed to the overall success of the Company. This appraisal process is reviewed in light of the Company's success in achieving its overall business objectives. The employee's annual merit adjustment and stock option award are derived from this appraisal process.

Chief Executive Officer's Compensation

     The compensation of the Company's Chief Executive Officer, David
M. Goldenberg, is administered pursuant to a five-year employment contract, which was negotiated at arms-length and entered into between Dr. Goldenberg and the Company on November 1, 1993 (see "Amended and
Restated Employment Agreement with Dr. Goldenberg"). Pursuant to the employment contract, Dr. Goldenberg is to receive an annual base salary of not less than $220,000 and may receive annual grants of stock options and or a cash bonus, if the performance of his duties are to the Board's satisfaction.

     Dr. Goldenberg's performance was reviewed by the Compensation
Committee at its July 1995 meeting. The growth over the past year of the Company's operations, under Dr. Goldenberg's leadership, was reviewed with specific reference to the extent to which he contributed to the overall success of the Company's achievements of its objectives. Specific consideration was given to the progress made in research and development programs, clinical and regulatory activities, adherence to budget, and third-party business development opportunities. In addition, Dr. Goldenberg's total compensation was reviewed based on the experience he brings to the Company and the salaries paid to Chief Executive Officers of other biopharmaceutical companies of similar size and stage of development. As a result of this review, and in light of the Company's financial condition, Dr. Goldenberg was granted an option to purchase 100,000 shares of the Company's Common
Stock pursuant to the terms of the Company's 1992 Stock Option Plan, and did not receive a salary adjustment nor a cash bonus.

                         Compensation Committee,


                               WARREN W. ROSENTHAL
                                       A. E. COHEN
                                 ALBERT  D.  ANGEL
                               RICHARD C. WILLIAMS

Summary of Cash Compensation

          The following table sets forth information regarding all cash compensation paid (on an accrual basis) by the Company for services rendered, in all capacities, during the three years ended June 30, 1995, 1994 and 1993 to the Chief Executive Officer and each of the four other most highly compensated Executive Officers of the Company.

Summary Compensation Table

                                                                        Long-Term
                                          Annual Compensation         Compensation
                           _________________________________________  ____________
                                                        Other Annual     Shares       All Other
Name and                         Salary                 Compensation   Underlying   Compensation
Principal Position         Year  ($)<F1>      Bonus($)      ($)        Options(#)      ($)<F3>
_________________________  ____  ___________  ________  ____________  ____________  ____________
David M. Goldenberg        1995  221,875             -   100,000<F2>       100,000        93,000
 Chairman of the Board     1994  222,340             -   104,950<F2>             -       220,000
 Chief Executive Officer   1993  101,250        80,000   125,400<F2>             -       275,000

Amy Factor                 1995  187,075             -         -            20,000             -
 Executive Vice President  1994  186,632             -         -            40,000             -
 Secretary and Treasurer   1993  165,746             -         -                 -             -

Carl M. Pinsky             1995  187,413             -         -            25,000             -
 Vice President, Medical   1994  184,151             -         -            35,000             -
 Affairs                   1993  176,791             -         -                 -             -

Hans J. Hansen             1995  155,134             -         -            15,000             -
 Vice President, Research  1994  148,838             -         -            35,000             -
 and Development           1993  133,471             -         -                 -             -

David M. Stack             1995  135,469<F4>         -         -            15,000             -
 Vice President, Business  1994  151,797             -         -            25,000             -
 Development/Marketing     1993   36,442             -         -            40,000             -


<F1>  Includes contributions by the Company to its 401(k) Retirement Plan on
      behalf of the named individuals (a portion of which is not unconditionally vested).

<F2>  Includes (i) royalty payments in the amount of $100,000 paid pursuant to a patent license agreement and an employment agreement, (ii) payments in consideration of the assignment of patent rights of $20,000, in fiscal 1993,, and (iii) an automobile allowance of $4,950 in 1994, and $5,400 in 1993 (see "Agreements with Executive Officers").

<F3>  Includes (i) premiums  paid on whole life insurance policies maintained for the benefit of the Goldenberg Family Trust in fiscal 1995, 1994, and 1993, of $68,000, $195,000, and $250,000, respectively, and (ii) premiums of $25,000 paid each year for life insurance policies maintained for the sole benefit of Dr. Goldenberg (see "Agreements with Executive Officers").

<F4>  Includes compensation through May 5, 1995, after which Mr. Stack was no longer employed by the Company.

Stock Option Plans

   All employees of the Company, members of the Company's Board of Directors, members of the Company's Scientific Advisory Board, if any, and consultants to the Company are eligible to participate in the Immunomedics, Inc. 1992 Stock Option Plan (the "1992 Option Plan") . Adopted in September 1992, the 1992 Option Plan is intended to provide incentive to continue employment and dedication of such persons by enabling them to acquire a proprietary interest in the Company, and by offering comparable incentives to enable the Company to better attract, compete for and retain highly qualified employees and advisors. The 1992 Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), currently comprised of four non-employee Directors of the Company. The 1992 Option Plan authorizes the issuance, within ten years from the date of its adoption, of options covering up to 3,000,000 shares of Common Stock, subject to adjustment in certain circumstances. Under the 1992 Option Plan, non-qualified stock options to purchase up to 60,000 shares of Common Stock were granted to certain Directors of the Company during fiscal 1995 at a weighted average exercise price of $3.38 per share.

     The following table sets forth certain information as to options granted pursuant to the 1992 Option Plan to each of the named Executive Officers of the Company during the fiscal year ended June 30, 1995. All of such options are Non-Qualified Stock Options to purchase shares of Common Stock and vest over a four-year period at the rate of 25% per year. Excluded from the table are new options granted upon termination of an equal number of previously granted options (see "Repricing of Stock Options).

Option Grants in Last Fiscal Year
                                                                            Potential Realizable Value at
                                                                         Assumed Annual Rates of Stock Price
                                 Individual Grants                         Appreciation for Option Term <F1>
                      _________________________________________________  ____________________________________
                                   Percent of
                        Shares       Total
                      Underlying    Options
                       Options     Granted to    Exercise
                       Granted    Employees in    Price    Expiration
Name                     (#)       Fiscal Year  ($/share)     Date          0%($)        5%($)       10%($)
____________________  __________  ____________  _________  ____________  __________  ___________  ___________
David M. Goldenberg      100,000        27%     $    3.25   7/22/04               -      204,391      517,966
Amy Factor                20,000         5%          3.25   7/22/04               -       40,878      103,593
Carl M. Pinsky            25,000         7%          3.25   7/22/04               -       51,098      129,492
Hans J. Hansen            15,000         4%          3.25   7/22/04               -       30,659       77,695
David M. Stack            15,000         4%          3.25   7/22/04<F2>           -            -            -
Market value of
Common Stock held by
all stockholders <F3>          -         -              -         -      72,733,389  118,475,027  188,651,680


<F1> Amounts represent hypothetical gains that could be achieved from the exercise of the respective options and the subsequent sale of the Common Stock underlying such options if the options were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted. These rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

<F2> Options expired unexercised on 5/5/95.

<F3> These amounts represent the increase in the market value of the Company's outstanding shares of Common Stock as of June 30, 1995 that would result from the same stock price assumptions used to show the potential realizable values for the named officers. At June 30, 1995, the Company had 30,624,585 shares of Common Stock outstanding, and the closing price on the Nasdaq National Market was $2.375 per share on that date.


     The following table sets forth information for each of the named Executive Officers with respect to the value of options exercised during the fiscal year ended June 30, 1995 and the value of outstanding and unexercised options held as of June 30, 1995, based upon the market value of the Common Stock of $2.375 per share on that date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                 Shares Underlying          Value  of Unexercised
                                                Unexercised Options        In-the-Money Options at
                         Shares      Value     at Fiscal Year End (#)     Fiscal Year End ($)  <F1>
                      Acquired on  Realized  __________________________  __________________________
Name                  Exercise(#)     ($)    Exercisable  Unexercisable  Exercisable  Unexercisable
____________________  ___________  ________  ___________  _____________  ___________  _____________
David M. Goldenberg        -           -          -          100,000     $         -  $           0
Amy Factor                 -           -        55,000       185,000           6,875              0
Carl M. Pinsky             -           -        63,750       175,000           7,969              0
Hans J. Hansen             -           -        79,750       165,000           9,969              0
David M. Stack             -           -          -             -                  -              -

<F1>  Represents the difference between the closing market price of the Common Stock at June 30, 1995 of $2.375 per share and the exercise price per share of in-the-money options, multiplied by the number of shares which could be acquired at June 30, 1995.

Repricing of Stock Options

      Beginning in the latter part of calendar year 1992 and continuing into calendar year 1995, the Company experienced, along with many other biotechnology companies, a decline in the market value of its Common
Stock. As the market price per share fell and remained significantly below the exercise price of stock options previously granted to employees, the Compensation Committee became concerned that a key tenet of the 1992 Option Plan, to motivate and retain employees, had been compromised.
The Compensation Committee considered granting additional options to these employees; however, considering the potential dilutive effect if and when the old and new options would be exercised, concluded it would be more prudent to offer the employees an opportunity to terminate their previously granted options and receive a new option. Accordingly, on April 11, 1995, employees were permitted to terminate previously granted options and replace them with a new option covering the same number of shares. The new options were priced at fair market value on April 11, 1995, and have a four-year vesting period beginning with the date of grant. Consequently, these options will only be of value if the employee remains in the employ of the Company and the Company's stock price appreciates during the vesting period.

                                            Compensation Committee,


                                            WARREN W. ROSENTHAL
                                                     A.E. COHEN
                                                ALBERT D. ANGEL
                                            RICHARD C. WILLIAMS

The following table sets forth certain information as to repriced options granted to each of the Executive Officers of the Company:

Ten - Year Option Repricings
                                                  Number of   Market Price of     Exercise        New       Length of Original
                                                   Options     Stock at Time    Price at Time   Exercise   Option Term Remaining
                 Name                    Date     Repriced     of Repricing     of Repricing     Price     at Date of Repricing
____________________________________   ________   _________   _______________   _____________   ________   _____________________
Amy Factor                             05/01/89   $ 15,000    $      4.25       $      5.75     $  4.25          9 yrs./5 mos.
     Executive Vice President          08/10/90   $ 30,000    $      2.25       $      4.25     $  2.25          8 yrs./7 mos.
     Secretary and Treasurer           04/11/95   $ 75,000    $      3.125      $      7.75     $  3.125         6 yrs./0 mos.
                                                  $ 50,000    $      3.125      $      8.13     $  3.125         7 yrs./0 mos.
                                                  $ 25,000    $      3.125      $      6.63     $  3.125         8 yrs./3 mos.
                                                  $ 15,000    $      3.125      $      6        $  3.125         8 yrs./8 mos.

Carl M. Pinsky                         08/10/90   $ 35,000    $      2.25       $      4.13     $  2.25          8 yrs./7 mos.
     Vice President, Medical Affairs   04/11/95   $ 75,000    $      3.125      $      7.75     $  3.125         6 yrs./0 mos.
                                                  $ 40,000    $      3.125      $      8.13     $  3.125         7 yrs./0 mos.
                                                  $ 20,000    $      3.125      $      6.63     $  3.125         8 yrs./3 mos.
                                                  $ 15,000    $      3.125      $      6        $  3.125         8 yrs./8 mos.

Hans J. Hansen                         08/10/90   $  8,000    $      2.25       $      3.75     $  2.25          6 yrs./1 mos.
     Vice President, Research                     $  6,000    $      2.25       $      7.81     $  2.25          7 yrs./4 mos.
     and Development                              $ 10,000    $      2.25       $      7.38     $  2.25          8 yrs./1 mos.
                                                  $ 56,000    4      2.25       $      4.25     $  2.25          8 yrs./7 mos.
                                       04/11/95   $ 75,000    4      3.125      $      7.75     $  3.125         6 yrs./0 mos.
                                                  $ 40,000    $      3.125      $      8.13     $  3.125         7 yrs./0 mos.
                                                  $ 20,000    $      3.125      $      6.63     $  3.125         8 yrs./3 mos.
                                                  $ 15,000    $      3.125      $      6        $  3.125         8 yrs./8 mos.

David M. Stack                         04/11/95   $ 40,000    $      3.125      $      7.63     $  3.125         8 yrs./0 mos.
     Vice President, Business                     $ 10,000    $      3.125      $      6.63     $  3.125         8 yrs./3 mos.
     Development/Marketing                        $ 15,000    $      3.125      $      6        $  3.125         8 yrs./8 mos.


      The following table illustrates a comparison of the cumulative stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the Nasdaq Pharmaceutical Stock Index
(the "Nasdaq Pharmaceutical Index") and the Nasdaq Stock Market Index (U.S.) (the "Nasdaq Composite Index"). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible performance of the Company's Common Stock.


        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG IMMUNOMEDICS, INC., THE NASDAQ STOCK MARKET-US INDEX
              AND THE NASDAQ PHARMACEUTICAL INDEX

                                     Cummulative Total Return
                                __________________________________
                                6/90  6/91  6/92  6/93  6/94  6/95   0656HIMM
Immunomedics             IMMU    100   212   236   224   112    76   07/20/95
NASDAQ STOCK MARKET-US   INAS    100   106   127   160   162   215  065666NAS
NASDAQ PHARMACEUTICAL    INAP    100   160   199   173   145   194   06566NAP


      The table above assumes $100 was invested on June 30, 1990 in Immunomedics, Inc. Common Stock, the securities comprising the Nasdaq Pharmaceutical Index and the securities comprising the Nasdaq Composite Index, with reinvestment of any dividends.


Retirement Plan

      The Company maintains a retirement plan established in conformity with Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the retirement plan and may (but are not obligated to) contribute a percentage of their salary to the retirement plan, subject to certain limitations. Each year, the Company may contribute to the retirement plan a percentage of each employee's contribution to the retirement plan, which does not exceed 5% of the employee's salary. The Company may also make an additional contribution to the retirement plan. Employee contributions vest immediately. Company contributions vest 20% after two years from the date of participation and, thereafter, at the rate of 20% per year for the following four years. A participant also becomes fully (100%) vested upon death, retirement at age 65 or becomes disabled while an employee. Benefits are paid following termination of employment or upon showing of financial hardship. It is not possible to estimate the benefits that any participant may be entitled to under the retirement plan since the amount of such benefits will be dependent upon, among other things, future contributions by the Company, future net income earned by the contributions and forfeitures on future terminations of employment. In each of the last three fiscal years, the Company has not contributed to the retirement plan in excess of $2,400 for any officer of the Company.

Agreements with Executive Officers

      The Company has not entered into any compensatory arrangement pursuant to which any Executive Officer of the Company will receive payments from the Company as a result of the Executive Officer's resignation, retirement or termination of employment or as a result of a change in control of the Company, except as set forth below.

Amended and Restated Employment Agreement with Dr. Goldenberg

      On November 1, 1993, the Company and Dr. Goldenberg entered into a five-year employment agreement (the "Agreement"), with an additional one-year assured renewal and thereafter automatically renewable for additional one-year periods unless terminated by either party as provided in the Agreement. Dr. Goldenberg will continue to serve as the Company's Chairman and will receive an annual base salary of not less than $220,000, subject to increases as determined by the Board of Directors.

      Pursuant to the Agreement, Dr. Goldenberg is required to devote as much time as is reasonably necessary to fulfill the duties contemplated by that Agreement. Additionally, the Agreement provides that Dr. Goldenberg may engage in other business, general investment and scientific activities provided such activities do not materially interfere with the performance of any of his obligations under the Agreement, allowing for those he presently performs for CMMI, as further discussed below. The Agreement extends the ownership rights of the Company to, with an obligation to diligently pursue, all ideas, discoveries, developments and products in the entire medical field, which, at any time during his past or continuing employment by the Company (but not when performing services for CMMI), Dr. Goldenberg has made or conceived or hereafter makes or conceives, or the making or conception of which he has materially contributed to or hereafter contributes to, all as defined in the Agreement (collectively "Goldenberg Discoveries").

      Further, pursuant to the Agreement, Dr. Goldenberg will receive incentive compensation of 0.5% on the first $75,000,000 of all defined
Annual Net Revenue of the Company and 0.25% on all such Annual Net
Revenue in excess thereof (collectively "Revenue Incentive Compensation"). Annual Net Revenue includes the proceeds of certain dispositions of assets or interests therein (other than defined Undeveloped Assets), including defined Royalties, certain equivalents thereof and, to the extent approved by the Board, non-royalty license fees. Revenue Incentive Compensation will be paid with respect to the period of Dr. Goldenberg's employment, and two years thereafter, unless he unilaterally terminates his employment without cause or he is terminated by the Company for cause. With respect to the period that Dr. Goldenberg is entitled to receive Revenue Incentive Compensation on any given products, it will be in lieu of any other percentage compensation based on sales or revenue due him with respect to such products under this Agreement or the existing License Agreement between the Company and Dr. Goldenberg (described below). With respect to any periods that Dr. Goldenberg is not receiving such Revenue Incentive Compensation for any products covered by patented Goldenberg Discoveries or by certain defined Prior Inventions of Dr. Goldenberg, he will receive 0.5% on cumulative annual net sales of, and royalties, certain equivalents thereof, and, to the extent approved by the Board, other consideration received by, the Company for such products, (collectively, "Annual Net Revenues"), up to a cumulative annual aggregate of $75,000,000 and 0.25%
on any cumulative Annual Net Revenue in excess of $75,000,000
(collectively "Royalty Payments").

      Dr. Goldenberg will also receive a percent, not less than 20%, to be determined by the Board, of net consideration (including license fees) which the Company receives for any disposition, by sale, license or otherwise (discussions directed to which commence during the term of his employment plus two years) of any defined Undeveloped Assets of the Company which are not budgeted as part of the Company's strategic plan.

      Under the Agreement, Dr. Goldenberg is not entitled to any incentive compensation with respect to any products, technologies or businesses acquired from third parties for a total consideration in excess of $5,000,000, unless the Company had made a material contribution to the invention or development of such products, technologies or businesses prior to the time of acquisition. Except as affected by a defined Change in Control or otherwise approved by the Board of Directors, Dr. Goldenberg would also not be entitled to any incentive compensation based on defined Annual Net Revenue of the Company or any Royalty Payments with respect to any time during his term of employment (plus two years, unless employment is terminated by mutual agreement or by Dr. Goldenberg's death or permanent disability) that he is not the direct or beneficial owner of shares of the Company's voting stock with an aggregate market value of at least twenty times his defined annual cash compensation.

License Agreement with Dr. Goldenberg

      Pursuant to a License Agreement between the Company and Dr. Goldenberg, Dr. Goldenberg licensed to the Company certain patent applications owned by him at the time of the Company's formation in exchange for a royalty in the amount of 0.5% of the first $20,000,000 of annual net sales of all products covered by any of such patents and 0.25% of annual net sales of such products in excess of $20,000,000. As discussed above, the Agreement with Dr. Goldenberg extends the ownership rights of the Company to the Goldenberg Discoveries.

      Dr. Goldenberg is entitled to receive an aggregate minimum royalty payment in the amount of $100,000 per annum pursuant to the License Agreement and the Agreement discussed above.
Life Insurance for Dr. Goldenberg

      The Company has also agreed with Dr. Goldenberg to maintain in effect for his benefit a $2,000,000 whole life insurance policy. If Dr. Goldenberg retires from the Company on or after his agreed retirement (age
62), or if his employment ends because of permanent disability, the Company must pay all then outstanding loans, if any, made under such policy, and assign such policy to Dr. Goldenberg in consideration of the services previously rendered by Dr. Goldenberg to the Company. If the employment of Dr. Goldenberg ends for any other reason, except for cause, Dr.
Goldenberg has the option to purchase such policy for a price mutually agreed upon by him and the Board of Directors, but not to exceed the cash value thereof less any outstanding policy loans, or he may purchase such policy at its full cash value, less any outstanding loans, with the purchase price to the paid out of the proceeds of the policy or any earlier payment or withdrawal of all or any portion of its net cash value. The Company also currently maintains $4,000,000 of key man life insurance on Dr. Goldenberg for the benefit of the Company.

      A trust created by Dr. Goldenberg has purchased a $10,000,000 whole life policy on his life. The policy provides funds which may be used to assist Dr. Goldenberg's estate in settling estate tax obligations and thus potentially reducing the number of shares of the Company's Common Stock the estate may be required to sell over a short period of time to raise funds to satisfy such tax obligations. This policy was purchased in September 1994 to replace three policies aggregating $20,000,000 which had been in effect since November 1991 covering the second-to-die of Dr. Goldenberg and his wife.
Upon cancellation of these three policies, the cash surrender value of the policies was reinvested into the new policy. During what is estimated to be a 15-year period, the Company is obligated to pay $143,000 per year towards premiums, compared to an equivalent $250,000 commitment under the previous policies, in addition to amounts required to be paid by Dr.
Goldenberg.  The Company has an interest in this new policy up to the cumulative amount of premium payments made by it under the old and new
policies, which, through September 2, 1995, amounted to $838,000.   If
Dr. Goldenberg's employment terminates, and the policy is not maintained, the Company would receive payment of only its invested cumulative premiums, up to the amount of cash surrender value in the policy.

The Center for Molecular Medicine and Immunology

      The Center for Molecular Medicine and Immunology ("CMMI") is a not-for-profit corporation, currently located adjacent to the Company's Newark facility. CMMI was established in 1983 by Dr. Goldenberg and is devoted primarily to cancer research. Dr. Goldenberg was the original founder of, and currently serves as President and a member of the Board of Trustees of CMMI. Dr. Goldenberg spends substantially more of his working
time for CMMI than for the Company.   Certain consultants to the Company
have employment relationships with CMMI, and Drs. Carl Pinsky and Hans Hansen, officers of the Company, are Adjunct Members at CMMI. Despite these relationships, CMMI is independent of the Company and its management and fiscal operations are the responsibility of its Board of Trustees.

      The Company's product development has involved, to varying degrees, CMMI for the performance of certain basic research and patient evaluations. CMMI performs pilot and pre-clinical trials in product areas of importance to the Company. In addition, CMMI conducts basic research and patient evaluations in a number of areas of potential interest to the Company, the results of which are made available to the Company pursuant to a collaborative research and license agreement. If such research results in the development of a potential product, the Company has a right of first negotiation to obtain a worldwide exclusive license to produce and market the product (including the right to grant sublicenses), unless developed by CMMI under a research and development contract with a third party. If the Company exercises this right with respect to a product, it must pay to CMMI a royalty, to be negotiated in good faith at the time the license is obtained. To date, no products have been licensed from CMMI.

      The potential for conflict of interest exists in connection with the relationship between the Company and CMMI, and the provisions of the agreement between the Company and CMMI have been designed to prevent such conflicts of interest. The Company and CMMI have agreed that neither will have any right, title or interest in or to the research grants, contracts or other agreements obtained by the other party. The decision as to whether a potential product has reached the stage of development such that it must be offered by CMMI to the Company is made by the executive committee of the Board of Trustees of CMMI, and Dr. Goldenberg has agreed not to participate in the determination of any such issue. In addition, the decision by the Company as to whether or not to exercise its right of first negotiation or release any potential product offered by CMMI is determined by the majority vote of the Board of Directors (or a subcommittee thereof), and Dr. Goldenberg has also agreed not to participate in the determination of any such issue.

      In November 1994 and May 1995, the Board of Directors of the
Company authorized grants of $200,000 and $100,000, respectively, to CMMI in support of the research and clinical work being performed at CMMI, such grants to be expended in a manner deemed appropriate by the Board of Trustees of CMMI. The Company also supplies CMMI with laboratory materials and supplies at cost or, if provided in connection with collaborative research efforts, at no charge to CMMI.


         SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG Peat Marwick LLP as the independent auditors to audit the books and accounts of the Company for the current fiscal year. KPMG Peat Marwick LLP has served as such
independent auditors since fiscal year 1992.   One or more representatives of
KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions.

      The Board of Directors recommends that the stockholders vote FOR approval of the selection of KPMG Peat Marwick LLP as the Company's independent auditors.


  STOCKHOLDERS PROPOSALS FOR NEXT ANNUAL MEETING

      Stockholders of the Company wishing to include proposals in the proxy material relating to the 1996 Annual Meeting of Stockholders of the Company must submit the same in writing so as to be received at the principal executive office of the Company (to the attention of the Secretary) on or before June 15, 1996 for such proposal to be considered for inclusion in the proxy statement for such meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

      The Governance and Nominating Committee will consider nominees recommended by stockholders of the Company for election as a Director at the 1996 Annual Meeting of Stockholders of the Company, provided that any such recommendation is submitted in writing, not less than 60 nor more than 120 days before the anniversary date of the 1995 Annual Meeting of Stockholders, to the Committee, c/o the Secretary of the Company, at the Company's principal executive offices, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and an indication of the consent of the proposed nominee to serve. In recommending candidates, the Governance and Nominating
Committee seeks individuals who possess broad training and experience in business, finance, law, government, medicine, immunology, molecular biology, management or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole.


                   OTHER MATTERS

      The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment.

             SOLICITATION AND EXPENSES

      The Company will bear the cost of the Annual Meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals and the Company will reimburse them for their expenses.



            By the Order of the Board of Directors




                                             DAVID M. GOLDENBERG,
                                             Chairman of the Board

October 10, 1995